Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC

5296 South Commerce Drive, Suite 300

Salt Lake City, Utah  84107-5370      (801) 281-4700

August  1,  2012

Securities and Exchange Commission

100 F Street,  NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for

GreenChoice International, Inc.    (the "Company") and  reported on  the financial statements of  the Company for the years  ended  April 30, 2012 and 2011.   On or about August 1, 2012, we changed our accounting practice from Child, Van Wagoner & Bradshaw, and PLLC to Anderson Bradshaw PLLC. We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 1, 2012, and agree with such statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC